SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

WESTERN ASSET GLOBAL HIGH INCOME FUND INC.

(Name of Registrant as Specified in Its Charter)

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Leading Independent Proxy Advisory Firms ISS and Glass Lewis Recommend

Stockholders Vote “FOR” Western Asset Global High Income Fund’s Director Nominees

Western Asset Global High Income Fund Urges Stockholders to Protect the Value of Their Investment by Voting “FOR” the Fund’s Director Nominees on the WHITE Proxy Card

NEW YORK – October 14, 2019 – Western Asset Global High Income Fund Inc. (NYSE: EHI) (“the Fund”) today announced that two of the leading independent proxy advisory firms, Institutional Shareholder Services (“ISS”) and Glass Lewis & Co. (“Glass Lewis”), recommend that stockholders vote “FOR” the Fund’s highly-qualified and experienced director nominees – Eileen A. Kamerick and Robert D. Agdern – on the WHITE proxy card in connection with the Annual Meeting of Stockholders scheduled for 9:00 a.m. Eastern Time on October 25, 2019.

In their reports dated October 12, 2019, and October 7, 2019, respectively, ISS and Glass Lewis noted1:

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“In addition to the fund’s TSR [total stockholder return] outperformance relative to peers and a blended benchmark over shorter- and longer-term periods, ending on both the unaffected date and extending through to Oct. 8, 2019, the fund’s discount to NAV has been relatively in line with peers’ discount over the last five years and had already begun to narrow prior to the dissident’s public disclosures.” ISS report dated October 12, 2019

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“… the fund’s discount has narrowed from 19 percent in January 2016, (the point over the last five years at which its discount was greatest), to 9 percent in October 2019. This suggests that management’s efforts focused on discount reduction measures appear to be working and could be the result of the fund’s ongoing fee reduction management, share repurchases, and increased distributions to shareholders.” ISS report dated October 12, 2019

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Saba Capital’s activist campaign “is very likely to advance short-term initiatives aimed at creating a brief uplift in trading prices, after which we expect Saba would undertake the common tack of quickly liquidating its position and reallocating any gains to new opportunities in the satisfaction of its own investment objectives.” Glass Lewis report dated October 7, 2019

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“… because Saba has not offered any meaningfully detailed alternatives, ordinary investors are largely left to assume Messrs. Basile and Gabriel would advance many of the same outcomes the Dissident is well-known for promoting (e.g. large-scale share buybacks, open-ending the fund)… we do not consider these outcomes are particularly well-supported by Saba’s core quantitative arguments, nor do we consider Messrs. Basile and Gabriel have experience relevant to the pursuit of these outcomes.” Glass Lewis report dated October 7, 2019

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“In light of these factors, the dissident has not demonstrated that board level change is warranted at this time. As such, votes for all incumbent directors on the management (WHITE) card are warranted.” ISS report dated October 12, 2019

1 Permission to use quotations neither sought not obtained.

“We are pleased that ISS and Glass Lewis have recommended that stockholders support the Fund’s highly-qualified director nominees,” said Jane E. Trust, Chairman, President and Chief Executive Officer of Western Asset Global High Income Fund. “Our top priority is generating high current income and strong total returns, and the support of both independent proxy advisory firms reaffirms our belief that the Board has the right mix of independence, diversity and relevant expertise to continue to deliver on these objectives.”

Ms. Trust continued, “The proxy advisory firms’ conclusions align with our view that Saba Capital’s nominees would not bring new skills or experience that would help our Board continue its track record of strong value creation. In fact, we believe Saba Capital’s nominees, who lack closed-end fund experience and other relevant skills, are only interested in promoting the hedge fund’s short-term strategy to the detriment of other stockholders. We urge stockholders to follow the recommendation of ISS and Glass Lewis and support a Board that has consistently delivered significant value.”

Western Asset Global High Income Fund’s Board has a proven track record of working with the Fund’s investment advisor to achieve its objectives, including:

●	Driving total stockholder returns[2] that have outpaced Lipper peer group[3] averages over 1-, 3- and 5-year periods and our key benchmark[4] averages over the 1-, 3- and 10-year periods;

●	Enhancing the portfolio composition, resulting in 1-year returns[2] of 17.96%, more than double the Lipper peer group[3] average of 8.97% and key benchmark[4] average of 8.94%;

●	Outperforming peers with 5-year average annualized yield of 8.40%, above the Lipper peer group[3] average of 8.03%;

●	Increasing its distribution payout for three straight quarters; and

●	Raising the dividend, increasing its distribution yield to 7.82%[5].

The Board unanimously urges stockholders to follow the recommendations from ISS and Glass Lewis by voting “FOR” Eileen A. Kamerick and Robert D. Agdern and “AGAINST” Saba Capital’s Board De-Classification Proposal on the WHITE proxy card today.

2 The Fund’s performance is based on the price of the Fund’s securities, which are listed for trading on the NYSE.

3 The Fund’s Lipper peer group refers to the peer group of high-yield, levered closed-end funds as selected by Lipper, an independent nationally recognized provider of investment company information.

4 The benchmark is based on a blend, in equal parts, of the Bloomberg Barclays U.S. Corporate High Yield — 2% Issuer Cap Index, the Bloomberg Barclays U.S. Aggregate Index, and the JPMorgan Emerging Markets Bond Index Global (EMBI Global). Please note that an investor cannot invest directly in an index. Additional information about the indexes can be found in the Fund’s annual shareholder report. Additional information about the Fund’s performance and about the history of the Board and the Fund’s management generating strong investor returns is included in the Fund’s Proxy Statement and in the Fund’s annual shareholder report.

5 Yield based on market price as of June 30, 2019.

Your Vote Is Important, No Matter How Many or How Few Shares You Own

You can vote by Internet, telephone or by signing and dating the WHITE proxy card and mailing it in the envelope provided.

If you have any questions about how to vote your shares, or need additional assistance, please contact:

Stockholders Call Toll-Free: (877) 750-8198

Banks and Brokers Call: (212) 750-5833

REMEMBER:

We urge you NOT to vote using any GOLD proxy card sent to you by Saba Capital, as doing so will revoke your vote on the WHITE proxy card.

About Western Asset Global High Income Fund

Western Asset Global High Income Fund Inc., a non-diversified closed-end investment management company traded on the New York Stock Exchange under the symbol “EHI,” is advised by Legg Mason Partners Fund Advisor, LLC, a wholly owned subsidiary of Legg Mason, Inc., and is sub-advised by Western Asset Management Company, LLC, an affiliate of the advisor.

An investment in the Fund involves risk, including loss of principal. Investment return and the value of shares will fluctuate. The credit quality ratings shown may change over time.

Data and commentary provided in this press release are for informational purposes only. Legg Mason and its affiliates do not engage in selling shares of the Fund.

For more information, please call Fund Investor Services at 1-888-777-0102, or consult the Fund’s web site at http://www.lmcef.com. Hard copies of the Fund’s complete audited financial statements are available free of charge upon request.

Forward Looking Statement

Past performance is no guarantee of future results. The information provided is not intended to be a forecast of future events, a guarantee of future results or investment advice.

All investments are subject to risk including the possible loss of principal. All benchmark performance reflects no deduction for fees, expenses or taxes. Please note that an investor cannot invest directly in a benchmark.

Media Contact

Western Asset Global High Income Fund

888-777-0102

Or

Joele Frank, Wilkinson Brimmer Katcher

Andy Brimmer / Dan Katcher / Mahmoud Siddig

212-355-4449